Exhibit 99.2

ARGAN, INC. DECLARES SPECIAL CASH DIVIDEND OF $1.00 PER SHARE AND REGULAR QUARTERLY DIVIDEND OF $0.25 PER SHARE

December 10, 2020– ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan”) announced that today its Board of Directors declared a special cash dividend of $1.00 per share of common stock in addition to the regular quarterly cash dividend in the amount of $0.25 per share of common stock, for a total declared cash dividend of $1.25 per share of common stock, payable December 29, 2020 to stockholders of record at the close of business on December 21, 2020.

Rainer Bosselmann, Argan’s Chairman and Chief Executive Officer, said, “We are confident in the future of our business and these actions that the Board of Directors have taken return some of our accumulated earnings to the shareholders. Given our strong balance sheet with significant liquidity and no debt and the increased ramp-up of construction on the largest project in our history, we believe it is the right time to return some of that accumulated value to our patient and loyal stockholders during these challenging times.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the renewable energy sector. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027